Exhibit 99.4

                                                                       Exhibit D

                           SECOND AMENDED AND RESTATED

                        AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                      SEIDMAN INVESTMENT PARTNERSHIP, L.P.

                                OCTOBER 15, 2005

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                     SEIDMAN INVESTMENT PARTNERSHIP, L.L.P.

                           SECOND AMENDED AND RESTATED

                        AGREEMENT OF LIMITED PARTNERSHIP

                                TABLE OF CONTENTS

1.  Definitions...........................................................1
    Act...................................................................1
    Affiliate.............................................................1
    Agreement.............................................................1
    Allocation Date.......................................................1
    Association...........................................................1
    Capital Account.......................................................2
    Capital Contribution..................................................2
    Certificate...........................................................2
    Code..................................................................2
    Fiscal Period.........................................................2
    Fiscal Quarter........................................................2
    Fiscal Year...........................................................2
    Incentive Allocation..................................................2
    Indemnitee............................................................2
    NASDAQ................................................................2
    Net Profit............................................................2
    Net Loss..............................................................3
    New Issues Account....................................................3
    Partners..............................................................3
    Partnership Party.....................................................3
    Partnership Percentage................................................3
    Recoupment Allocation.................................................3
    Securities............................................................3
    Unrestricted Partners.................................................3

2.  Organization..........................................................3

3.  Name of Partnership...................................................3

4.  Principal Office, Resident Agent, Registered Office...................3

5.  Term of the Partnership...............................................4

6.  Purposes..............................................................5

7.  Contributions of the Partners; New Partners...........................5

8.  Capital Accounts......................................................6

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9.  Adjustments to Capital Accounts.......................................6

10. New Issues............................................................7

11. Valuation.............................................................8

12. Determination by General Partner of Certain Matters...................8

13. Liability of Partners.................................................8

14. Rights and Duties of the General Partner..............................9

15. Expenses.............................................................10

16. Administrative Fee...................................................10

17. Limitation on Powers of Limited Partners.............................10

18. Other Business Ventures..............................................11

19. Limitation on Assignability of Interest of Limited Partners..........11

20. Withdrawals by a Limited Partner.....................................11

21. Withdrawals by the General Partner and Affiliates....................12

22. Dissolution and Winding Up of the Partnership........................13

23. Accounting and Reports...............................................13

24. Books and Records....................................................14

25. Indemnification......................................................14

26. Amendment of Partnership Agreement...................................15

27. Notices..............................................................15

28. Agreement Binding Upon Successors and Assigns........................15

29. Governing Law........................................................15

30. Consents.............................................................15

31. Miscellaneous........................................................15

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                           SECOND AMENDED AND RESTATED

                       AGREEMENT OF LIMITED PARTNERSHIP OF

                      SEIDMAN INVESTMENT PARTNERSHIP, L.P.

         THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP of Seidman Investment Partnership, L.P. (the "Partnership"), dated as of October 15, 2005, by and between Veteri Place Corporation ("Veteri"), as the General Partner (the "General Partner") and the persons and entities, identified on a schedule on file at the offices of the Partnership, who have executed this Agreement, either directly or indirectly by an attorney-in-fact, as limited partners (the "Limited Partners").

                                    PREMISES:

         A. The Partnership was organized in accordance with the New Jersey revised Uniform Limited Partnership act by the filing by the General Partner of a Certificate of Limited Partnership with the office of the Secretary of State of the State of New Jersey on January 17, 1995.

         B. The Partnership's Agreement of Limited Partnership was amended and restated as of January 5, 1995.

         C. The General Partner, pursuant to the authority granted to him under section 26 of the Agreement, desires to further amend the Partnership's Agreement of Limited Partnership and to restate the same.

         NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, effective as of October 15, 2005, it is hereby agreed as follows:

         1.       DEFINITIONS

         In addition to the terms defined above, the following terms shall have the following meaning when used in this Agreement:

                  (a) "Act" shall mean the New Jersey Revised Uniform Limited Partnership Law, as amended from time to time.

                  (b) "Affiliate" shall mean any person performing services on behalf of the Partnership who (i) directly or indirectly controls, is controlled by, or is under common control with the General Partner; (ii) is any company of which the General Partner or its controlling shareholder is an officer, director, partner or trustee; (iii) a member of the family of the controlling shareholder of the General Partner; or (iv) an Individual Retirement Account or similar trust for the benefit of the General Partner or one or more of its affiliates.

                  (c) "Agreement" shall mean this Amended and Restated Agreement of Limited Partnership, as hereafter amended, modified, supplemented or restated from time to time.

                  (d)      "Allocation Date" shall have the meaning set forth in
Section 9.

                  (e)      "Association" shall have the meaning set forth in
Section 10.

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                  (f)      "Capital Account" shall mean an account described in
Section 8 of this Agreement.

                  (g) "Capital Contribution" shall have the meaning set forth in Section 7(a)

                  (h) "Certificate" shall mean the Partnership's Certificate of Limited Partnership as defined in Section 2 of this Agreement.

                  (i) "Code" shall mean the Internal Revenue code of 1986, as amended, or successor provision of law, and the regulations issued thereunder.

                  (j) "Fiscal Period" shall mean the period beginning on the day immediately succeeding the last day of the immediately preceding Fiscal Period and ending on the earliest occurring of the following:

                           (i)      The last day of the Fiscal Year;

                           (ii) The day immediately preceding the day on which a new Partner is admitted to the Partnership;

                           (iii) The day immediately preceding the date on which a Partner makes an additional capital contribution to the Partner's Capital Account;

                           (iv) The day on which a Partner withdraws, in whole or in part, the amount of his or its Capital Account; or

                           (v) The date of dissolution of the Partnership in accordance with Section 5 of this Agreement.

                  (k) "Fiscal Quarter" shall mean a fiscal quarter of the Partnership.

                  (l) "Fiscal Year" shall mean the fiscal year of the Partnership, which shall be the calendar year.

                  (m) "Incentive Allocation" shall have the meaning set forth in Section 9(a)(ii).

                  (n)      "Indemnitee" shall have the meaning set forth in
Section 25(a).

                  (o)      "NASDAQ" shall have the meaning set forth in
Section 11(b).

                  (p) "Net Profit" of the Partnership shall mean, with respect to any Fiscal Period, the excess of the aggregate revenue, income and gains (realized and unrealized) earned on a cash basis (or other appropriate basis as determined by the General Partner) during the Fiscal Period by the Partnership from all sources over the expenses and losses (realized and unrealized), incurred on a cash basis (or other appropriate basis as determined by the General Partner), during the Fiscal Period by the Partnership.

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                  (q)      "Net Loss" of the Partnership shall mean, with
respect to any Fiscal Period, the excess of all expenses and losses (realized and unrealized) incurred on a cash basis (or other appropriate basis as determined by the General Partner) during the Fiscal Period by the Partnership over the aggregate revenue, income and gains (realized and unrealized) earned on the cash basis (or other appropriate basis as determined by the General Partner) during the Fiscal Period by the Partnership from all sources.

                  (r) "New Issues Account" shall have the meaning set forth in Section 10(a).

                  (s) "Partners" shall mean, collectively, (i) the Limited Partners and (ii) the General Partner; and "Partner" shall mean any such Limited Partner or the General Partners individually.

                  (t) "Partnership Party" shall have the meaning set forth in Section 31(f).

                  (u) "Partnership Percentage" shall mean a percentage established for each Partner on the Partnership' books as of the first day of each Fiscal Period. The Partnership Percentage of a Partner for a Fiscal Period shall be determined by dividing the amount of the Partner's Capital Account as of the beginning of the Fiscal Period by the sum of the Capital Accounts of all of the Partners as of the beginning of the Fiscal Period. The sum of the Partnership Percentages for all Partners for each Fiscal Period shall equal one hundred percent (100%).

                  (v) "Recoupment Allocation" shall have the meaning set forth in Section 9(c).

                  (w)      "Securities" shall mean "securities" as defined in
Section 2(a)(1) of the Securities Act of 1933, as amended.

                  (x) "Unrestricted Partners" shall have the meaning set forth in Section 10(b).

         2.       ORGANIZATION.

         The General Partner has executed a Certificate of Limited Partnership pursuant to the provisions of the Act (the "Certificate") and has cause the Certificate to be filed as required by the Act. The General Partner shall also execute and record all amendments to the Certificate or additional certificates as may be required by this Agreement or by law.

         3.       NAME OF PARTNERSHIP.

         The name of the Partnership shall be Seidman Investment Partnership, L.P. or such other name as the General Partner may from time to time designate.

         4.       PRINCIPAL OFFICE, RESIDENT AGENT, REGISTERED OFFICE.

         The principal office of the Partnership is 100 Misty Lane, Parsippany, New Jersey 07054 or any other place determined by the General Partner. The Partnership's phone number is (973) 560-1400, Ext. 108. The name and address of the registered agent for service of process in the State of New Jersey is Lawrence B. Seidman, 100 Misty Lane, Parsippany, New Jersey 07054. The address of the registered office of the Partnership in the State of New Jersey is c/o Lawrence B. Seidman, 100 Misty Lane, Parsippany, New Jersey 07054.

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         5.       TERM OF THE PARTNERSHIP.

                  (a) The term of the Partnership, having commenced on the date the Certificate was filed, shall continue until the first of the following events occurs:

                           (i)      December 31, 2014;

                           (ii) a written consent to dissolution of the Partnership by all Partners;

                           (iii) upon the General Partner ceasing to be general partner as a result of doing or being subject to one or more of the following:

                                    (A)      withdrawing from the Partnership in
                           accordance with Section 21 of this Agreement;

                                    (B)      assigning all of its interest in
                           the Partnership except to an affiliate of the General Partner;

                                    (C)      making an assignment for the
                           benefit of its creditors;

                                    (D)      filing a voluntary petition in
                           bankruptcy;

                                    (E)      being adjudged bankrupt or
                           insolvent or having entered against it an order of relief in any bankruptcy or insolvency proceeding;

                                    (F)      filing a petition or answer seeking
                           for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation;

                                    (G)      filling an answer or other pleading
                           admitting or failing to contest the material allegations of a petition filed against it in any proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law or regulation;

                                    (H)      seeking, consenting to, or
                           acquiescing in the appointment of, a trustee, receiver, or liquidator of all or any substantial part of its properties;

                                    (I)      being the subject of any proceeding
                           seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law or regulation, which proceeding shall have continued for one hundred and twenty (120) days after the commencement thereof; or the appointment of a trustee, receiver, or liquidator for the General Partner or all or any substantial part of its properties without its consent or acquiescence, which appointment is not vacated or stayed for ninety (90) days after the expiration of the stay during which period the appointment is not vacated;

                                    (J)      the death of the General Partner or
                           of any person controlling the General Partner; or

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                                    (K)      the entry by a court of competent
                           jurisdiction adjudicating the General Partner, or any person controlling the General Partner, incompetent to manage his person or his property; or

                           (iv) upon issuance of a non-appealable decree of dissolution of the Partnership by a New Jersey Court of competent jurisdiction.

                  (b) If any one or more of the termination events listed in this Section 5 occurs, the Partnership shall be dissolved and its affairs wound up as provided in Section 22 of this Agreement.

         6.       PURPOSES

         The Partnership is organized for the following purposes:

                  (a) to invest and trade, on margin or otherwise, in Securities and other assets as set forth in the Partnership's private placement memorandum;

                  (b)      to sell Securities short and cover short sales;

                  (c) to lend funds or properties of the Partnership, either with or without security; and

                  (d) to execute, deliver and perform all contracts and other undertakings, and engage in all activities and transactions, that the General Partner believes is necessary or advisable in carrying out the purposes specified in subsections (a), (b), and (c) of this Section 6, including without limitation:

                           (i) to purchase, transfer or acquire in any manner and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to the investments described in subsection (a) of this Section 6; and

                           (ii) to register or qualify the Partnership under any applicable Federal or state laws, or to obtain exemptions under those laws, if registration, qualification or exemption is deemed necessary by the General Partner.

         7.       CONTRIBUTIONS OF THE PARTNERS; NEW PARTNERS.

                  (a) Each Partner shall make a contribution to the Partnership's capital ("Capital Contribution") in the amount set out in a subscription agreement executed by or on behalf of such Partner and identified on a schedule on file at the offices of the Partnership.

                  (b) Any Partner may elect, with the consent of the General Partner to make an additional Capital Contribution, as of the first day of any Fiscal Quarter. The General Partner may, in its sole discretion, permit additional Capital Contributions to be made more frequently than quarterly.

                  (c) No Partner shall be required to make any additional Capital Contributions.

                  (d) Capital Contributions made by Limited Partners must be in cash.

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                  (e)      The General Partner shall have the right, but not the
obligation, to admit new Partners to the Partnership as of the first day of any Fiscal Quarter. The General Partner may, however, in its sole discretion, admit new Partners more frequently than quarterly.

         8.       CAPITAL ACCOUNTS.

         A Capital Account shall be established for each Partner. For the Fiscal Period during which a Partner is admitted to the Partnership, such Partner's Capital Account shall equal the amount of such Partner's initial Capital Contribution. For each subsequent Fiscal Period, such Partner's Capital Account will equal the sum of the amount of such Partner's Capital Account as finally adjusted for the immediately preceding Fiscal Period and the amount of any additional Capital Contribution made by such Partner as of the first day of the current Fiscal Period.

         9.       ADJUSTMENTS TO CAPITAL ACCOUNTS.

         At the end of each Fiscal Quarter and at the end of each Fiscal Period (each an "Allocation Date"), the Capital Accounts of the Partners shall be adjusted in the following manner:

                  (a)      Subject to the provisions of subsection (c) of this
Section 9, Net Profits of the Partnership for the current Fiscal Year shall be credited as follows:

                           (i) Net Profits for the Fiscal Year from the prior Allocation Date shall be allocated to all Partners in proportion to their respective Capital Accounts; and

                           (ii) Twenty percent (20%) of the amount of Net Profits allocated to the Capital Accounts of the Limited Partners pursuant to clause (i) above (the "Incentive Allocation") shall be re-allocated to the General Partner or to any other Partner to whom the General Partner has assigned the right to receive a portion of such Incentive Allocation, and the Capital Accounts of each of the Limited Partners shall be adjusted proportionately; and

                           (iii) If the Incentive Allocation pursuant to clause (ii) above from the beginning of the Fiscal Year exceeds twenty (20%) percent of the Net Profits of the Fiscal Year, such excess amount shall be re-allocated to the Limited Partners in proportion to their respective Capital Accounts..

                  (b) Net Loss of the Partnership for any Fiscal Year shall be debited against the Capital Account of each Partner in proportion to and in accordance with the balance in the Capital Account of such Partner until the value of any Partner's Capital Account becomes zero. Thereafter, any remaining Net Loss for such Fiscal Year shall be debited to Partners having positive balances in their Capital Accounts in proportion to those balances, until the value of each Partner's Capital Account becomes zero. Thereafter, any remaining Net Loss for such Fiscal Year shall be debited to the Capital Account of the General Partner.

                  (c) Anything in this Section 9 to the contrary notwithstanding, if any Net Losses are allocated to the Capital Account of any Limited Partner, such Limited Partner shall be entitled to a "Recoupment Allocation" of subsequent Net Profits of the Partnership, in an amount in proportion to such Partner's Partnership Percentage, until such Net Loss shall have been eliminated. The amount of Net Profits allocated as a Recoupment Allocation shall not exceed, but shall reduce, the amount of Net Profits otherwise allocable to the General Partner as the Incentive Allocation pursuant to Section 9(a) (ii) hereof. If a Limited Partner who is entitled to a Recoupment Allocation shall withdraw any portion of such Partner's Capital Account, the amount of Recoupment

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Allocation to which such Partner is entitled shall be reduced in proportion to the amount of capital withdrawn.

                  (d) The amount of any withdrawal made by a Partner pursuant to Section 20 or Section 21 of this Agreement shall be debited against the Capital Account of such Partner.

         10.      NEW ISSUES.

         In the event the General Partner decides to invest in securities which are the subject of a public distribution and which constitute a "new issue" as such term is defined in Rule 2790(i)(9) of the National Association of Securities Dealers, Inc. (the "Association"), such investment shall be made in accordance with the following provisions:

                  (a) any such investment made in a particular Fiscal Period shall be made in a special account (the "New Issues Account");

                  (b) only those Partners who are not "restricted persons" as defined in Rule 2790(i)(10) of the Association or who are not otherwise prohibited by Rule 2790 from acquiring a beneficial interest in a new issue ("Unrestricted Partners") shall have any beneficial interest in the New Issues Account;

                  (c) each Unrestricted Partner shall have a beneficial interest in the New Issues Account for any Fiscal Period in the proportion which
(i) a such Unrestricted Partner's Capital Account as of the beginning of the Fiscal Period bore to (ii) the sum of the Capital Accounts of all Unrestricted Partners as of the beginning of such Fiscal Period.

                  (d) Funds required to make a particular investment shall be transferred to the New Issues Account from the regular account of the Partnership; securities involved in the public distribution shall be purchased in the New Issues Account, held in the New Issues Account and eventually sold from the New Issues Account or transferred to the regular account at fair market value as of the day of transfer as determined by the General Partner with such transfer being treated as a sale; if such securities are sold from the New Issues Account, the proceeds of the sale shall be transferred from the New Issues Account to the regular account of the Partnership.

                  (e) as of the last day of each Fiscal Period in which a particular investment or investments are held in the New Issues Account: (A) interest shall be debited to the Capital Accounts of the Unrestricted Partners in accordance with their beneficial interest in the New Issues Account at the interest rate being paid by the Partnership from time to time for borrowed funds during the period in that Fiscal Period that funds from the regular account have been held in or made available to the particular New Issues Account or, if no such funds are being borrowed during such period, the interest rate that the General Partner determines would have been paid if funds had been borrowed by the Partnership during such period; and such interest shall be credited to the Capital Accounts of all the Partners, both General and Limited, in the proportions which (i) each Partner's Capital Account as of the beginning of such Fiscal Period bore to (iii) the sum of the Capital Accounts of all Partners as of the beginning of such Fiscal Period and (B) any Net Profits or Net Losses during such Fiscal Period with respect to the New Issues Account shall be allocated to the Capital Accounts of the Unrestricted Partners in accordance with their beneficial interest in the New Issues Account during such Fiscal Period; provided, however, that the amount of such interest shall not exceed the amount of profit earned in the New Issues Account as determined by the General Partner; and

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                  (f)      the determination of the General Partner as to
whether a particular Partner qualifies as an Unrestricted Partner shall be final.

         11.      VALUATION.

         The Partnership's assets shall be valued by the General Partner, acting in its sole discretion, in accordance with the following principles:

                  (a) Any Security that is listed on a national securities exchange will be valued at its last sale price on the date of determination as recorded by the composite tape system, or if no sales occurred on that day, at the mean between the closing "bid" and "asked" prices on that day as recorded by the system or the exchange, as the case may be;

                  (b) Any Security that is a National Market Security will be valued at its last sale price on the date of determination as reported by the National Association of Securities dealers automated quotations system ("NASDAQ") or if no sale occurred on that day, at the mean between the closing "bid" and "asked" prices on that day as reported by NASDAQ:

                  (c) Any Security not listed on a national securities exchange and not a National Market Security will be valued at the mean between the closing "bid" and "asked" prices on the date of determination as reported by NASDAQ or, if not so reported, as reported in the over-the-counter market in the United States;

                  (d) An option shall be valued at the last sales price or, in the absence of a last sales price, the last offer price; and

                  (e) All other Securities shall be assigned the value that the General Partner in good faith determines.

         12.      DETERMINATION BY GENERAL PARTNER OF CERTAIN MATTERS.

                  (a) All matters concerning the valuation of Securities, the allocation of profits, gains and losses among the Partners, including the taxes on them and accounting procedures, not specifically and expressly provided for by the terms of this Agreement, shall be determined in good faith by the General Partner, whose determination shall be final, binding and conclusive upon all of the Partners.

                  (b) Gains, losses, and expenses of the Partnership for each Fiscal Period shall be allocated among the Partners for income tax purposes in a manner so as to reflect, as nearly as possible, the amounts credited or charged to each Partner's Capital Account pursuant to Section 9 of this Agreement.

                  (c) The General Partner shall have the power to make all tax elections and determinations for the Partnership, and to take any and all action necessary under the Code or other applicable law to effect those elections and determinations. All such elections and determinations by the General Partner shall be final, binding and conclusive upon all Partners.

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         13.      LIABILITY OF PARTNERS.

                  (a) The General Partner shall not be obligated to contribute cash or other assets to the Partnership to make up deficits in its Capital Account or in the Capital Accounts of the Limited Partners either during the term of the Partnership or upon liquidation. The General Partner shall be liable for all debts and obligations of the Partnership to the extent that the Partnership is unable to pay such debts and obligations up to the extent of Veteri's capital.

                  (b) The doing of any act or the failure to do any act by the General Partner, the effect of which may cause or result in loss, liability, damage or expense to the Partnership or any Partner shall not subject the General Partner to any liability to the Partnership or to any Partner, except that the General Partner may be so liable if it has acted in bad faith, or has committed gross misconduct or was grossly negligent.

                  (c) A Limited Partner will not be liable for any debts or bound by any obligations of the Partnership except to the extent set forth in subsections (d), (e) and (f) of this Section 13.

                  (d) A Limited Partner who has received the return of any part of such Partner's Capital Contribution without violation of this Agreement or the Act shall not be liable to the Partnership or its creditors.

                  (e) A Limited Partner who has received the return of any part of such Partner's Capital Contribution in violation of this Agreement or the Act shall be liable to the Partnership for a period of six (6) years thereafter for the amount of the Capital Contribution wrongfully returned.

                  (f) A Limited Partner may be liable to the Partnership or creditors of the Partnership for any amounts distributed if, and to the extent that, at the time of the distribution, he actually knew that, after giving effect to the distribution, all liabilities of the Partnership, other than liabilities to Partners on account of their interest in the Partnership, exceeded the fair value of the Partnership's assets.

         14.      RIGHTS AND DUTIES OF THE GENERAL PARTNER

                  (a) The General Partner shall have the exclusive right to manage and control the affairs of the Partnership, and shall have the power and authority to do all things necessary or proper to carry out the purposes of the Partnership. The General Partner shall devote an amount of time and attention that the General Partner in its sole discretion deems necessary or appropriate.

                  (b) Without limiting the generality of the foregoing, the General Partner shall have full power and authority:

                           (i) to engage independent agents, investment advisors, attorneys, accountants and custodians as the General Partner deems necessary or advisable for the affairs of the Partnership;

                           (ii) to receive, buy sell, exchange, trade, and otherwise deal in and with Securities and other property of the Partnership;

                           (iii) to open, conduct and close accounts with brokers on behalf of the Partnership and to pay the customary fees and charges applicable to transactions in those accounts;

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                           (iv)     to open, maintain and close accounts,
         including margin accounts, with brokers and banks, and to draw checks and other orders for the payment of money by the Partnership;

                           (v) to file, on behalf of the Partnership, all required local, state and Federal tax and other returns relating to the Partnership;

                           (vi) to cause the Partnership to purchase or bear the cost of any insurance covering the potential liabilities of the General Partner and any associate, employee or agent of the General Partner arising out of the General Partner's actions as General Partner under this Agreement;

                           (vii) to cause the Partnership to purchase or bear the cost of any insurance covering the potential liabilities of any person serving as a director, officer or employee of an entity in which the Partnership has an investment or of which the Partnership is a creditor;

                           (viii) to commence or defend litigation or submit to arbitration any claim or cause of action that pertains to the Partnership or any Partnership assets;

                           (ix) to enter into, make and perform contracts, agreements and other undertakings, and to do any other acts, as the General Partner deems necessary or advisable for, or as may be incidental to, the conduct of the business of the Partnership, including, without limiting the generality of the foregoing, contracts, agreements, undertakings and transactions with any Partner or with any other person, firm or corporation having any business, financial or other relationship with any Partner or Partners:

                           (x)      to make or revoke elections pursuant to
         Section 754 of the Code to adjust the basis of the Partnership's property as permitted by Sections 734(b) and 743(b) of the Code; and

                           (xi) to designate a Tax Matters Partner for all purposes under the Code.

         15.      EXPENSES.

         The Partnership shall bear all expenses relating to its organization. The Partnership will bear the expenses of its administration, including, without limitations, the fees and expenses of the Partnership's accountant and legal counsel, and the expenses of the Partnership's investments.

         16.      ADMINISTRATIVE FEE.

         The Partnership shall pay the General Partner as of the end of each Fiscal Quarter of the Partnership an administrative fee at an annual rate equal to 1% of the value of the Partnership's assets.

         17.      LIMITATION ON POWERS OF LIMITED PARTNERS.

         No Limited Partner shall participate in the control of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for the Partnership or to bind the Partnership in any other way.

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         18.      OTHER BUSINESS VENTURES.

         Each Partner agrees that each General Partner and its Affiliates and associates may engage in other business activities or possess interests in other business activities of every kind and description, independently or with others. These activities may include, without limitation, establishing a broker-dealer and investing in real estate and real estate related partnerships, and investing in, financing, acquiring and disposing of interests in Securities in which the Partnership may from time to time also invest, or in which the Partnership is able to invest or otherwise may have any interest. The Limited Partners agree that the General Partner and its affiliates may act as general partner of other partnerships, including investment partnerships.

         19.      LIMITATION ON ASSIGNABILITY OF INTEREST OF LIMITED PARTNERS.

                  (a) No Limited Partner may assign or otherwise transfer or encumber his or its interest in the Partnership, in whole or in part, without the consent of the General Partner and without a written opinion of counsel to or approved by the General Partner that the proposed transfer (i) is consistent with all applicable provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder, as from time to time in effect, as well as any applicable provisions of any state "blue sky" law; and (ii) would not result in the Partnership's having to register as an investment company under the Investment Company Act of 1940, as amended.

                  (b) Notwithstanding any other provision of this Agreement, any successor to any Limited Partner shall be bound by the provisions of this Agreement. Prior to recognizing any assignment of an interest in the Partnership that has been transferred in accordance with this Section 19, the General Partner may require the transferring Limited Partner to execute and acknowledge an instrument of assignment in form and substance satisfactory to the General Partner, and may require the assignee to agree in writing to be bound by all the terms and provisions of this Agreement, to assume all of the obligations of the assigning Limited Partner and to execute whatever other instruments or documents the General Partner deems necessary or desirable in connection with the assignment.

                  (c) No Limited Partner shall have the right to have such Partner's assignee admitted as a substitute Limited Partner, except upon the written consent of the General Partner, which consent may be withheld in the sole discretion of the General Partner.

                  (d) Each Limited Partner hereby approves of the admission to the Partnership as a Limited Partner of any assignee who succeeds to the interest in the Partnership of a Limited Partner in accordance with the provisions of this Section 19.

         20.      WITHDRAWALS BY A LIMITED PARTNER.

                  (a)      (i)      A Limited Partner who shall have been a
         Limited Partner for at least eight full Fiscal Quarters plus one month shall have the right, as of the end of any Fiscal Quarter, or at other times at the discretion of the General Partner, to withdraw all or a portion of the amount of such Partner's Capital Account, so long as the General Partner receives written notice of the intended withdrawal not less than ninety (90) days prior to the withdrawal, stating the amount to be withdrawn. In no event, however, shall a Limited Partner be permitted to withdraw any amounts from such Partner's Capital Account in excess of the positive balance of such Partner's Capital Account. If the amount of a Limited Partner's withdrawal represents less than seventy-five (75%) of such Limited Partner's Capital Account, such Limited Partner will receive the proceeds of the withdrawal within thirty (30) days after the date of withdrawal. If the amount of a Limited Partner's withdrawal represents seventy-five (75%) or more of such Limited Partner's Capital Account, the Limited Partner will receive seventy-five percent (75%) of such Partner's Capital Account within thirty (30) days after the date of withdrawal and the remainder of the amount withdrawn within ten (10) days after receipt by the Partnership of financial statements from its independent certified public accountants pursuant to Section 23(c) of this Agreement. If a Limited Partner requests withdrawal of capital which would reduce such Partner's Capital Account below the amount of such Partner's initial Capital Contribution, the General Partner may treat such request as a request for withdrawal of all of such Partner's Capital Account. The distribution of any amount withdrawn by a Limited Partner may take the form of cash and/or marketable securities as determined by the General Partner in his sole discretion.

                           (ii) In the event of a proposed withdrawal of capital by the General Partner or its Affiliates pursuant to Section 21(a)(ii) of this Agreement, as a result of which the aggregate of the Capital Accounts of the General Partner and its Affiliates will be less than $50,000 (fifty thousand dollars), a Limited Partner shall have the right to withdraw all or a portion of the amount of such Partner's Capital Account, so long as the General Partner receives written notice of the intended withdrawal not more than fifteen (15) days after the date of the notice of withdrawal by the General Partner or its Affiliate pursuant to said Section 21(a)(ii), stating the amount to be withdrawn. In such event the withdrawal by such Limited Partner shall be effective as of the effective date of the withdrawal by the General Partner or its Affiliates pursuant to said Section 21(a)(ii). The amount available for withdrawal shall be calculated after the adjustments to such Partner's Capital Account provided for in Section 9 hereof, made as if the withdrawal date were the end of a Fiscal Year.

                  (b) Any Limited Partner's interest in the Partnership may be terminated by the Partnership at any time upon 5 days prior written notice, so long as the General Partner determines the termination to be in the best interest of the Partnership. In the event that a Limited Partner's interest in the Partnership is terminated pursuant to this Section 20, the Limited Partner shall receive ninety percent (90%) of the value of such Partner's Capital Account within one hundred eighty (180) days after written notice of termination is given by the Partnership and the remaining ten percent (10%) within ten (10) business days after receipt by the Partnership of financial statements from its independent certified public accountants pursuant to Section 23(c) of this Agreement with respect to the Fiscal Year in which such Partner's interest in the Partnership is terminated.

         21.      WITHDRAWALS BY THE GENERAL PARTNER AND AFFILIATES.

                  (a)      (i)      The General Partner and each Limited Partner
         that is an Affiliate of the General Partner shall have the right to withdraw any amount of cash from its Capital Account as of the end of any Fiscal Year, without prior notification to the Limited Partners, provided that, after giving effect to such withdrawal, the aggregate Capital Accounts of the General Partner and its Affiliates are not less than $50,000 (fifty thousand dollars).

                           (ii) Upon forty-five (45) days' prior notice to the Limited Partners, the General Partner or an Affiliate may withdraw any amount from its Capital Account as a result of which withdrawal the aggregate Capital Accounts of the General Partner and its Affiliates would be reduced below $50,000 (fifty thousand dollars).

                  (b) The General Partner may voluntarily resign or withdraw from the Partnership as of the end of any Fiscal Year upon sixty (60) days' written notice sent to all Partners.

         22.      DISSOLUTION AND WINDING UP OF THE PARTNERSHIP.

         On dissolution of the Partnership caused by an event described in
Section 5(a)(iii)(J) or (K) including the death of Lawrence Seidman, as controlling shareholder of the General Partner, or a determination by a court of competent jurisdiction that Mr. Seidman is incompetent to manage his person or property, the General Partner designates Mr. Richard Whitman of 100 Wall Street, New York, NY 10005 to act as liquidator of the Partnership to wind up the Partnership's affairs, including the liquidation, in a commercially reasonable manner, of all securities and other assets held by the Partnership, and, in consultation with Mr. Neal Axelrod of 3 Marigold Court, Edison, NJ 08820, to distribute the Partnership's assets in the following manner and order:

                  (a) in satisfaction of the claims of all creditors of the Partnership, other than the General Partner;

                  (b) in satisfaction of the claims of the General Partner as a creditor of the Partnership; and

                  (c) any balance to the Partners in the relative proportions that their respective Capital Accounts bear to each other, those Capital Accounts to be determined as if the Fiscal Year ended on the date of the dissolution.

         The foregoing appointment may be revoked, or a successor or additional liquidator appointed, at any time by an instrument in writing signed by the General Partner. In the event that Mr. Whitman shall be unable or unwilling to serve as liquidator of the Partnership, or in the event of the dissolution of the Partnership caused by any other event, Limited Partners holding a majority in interest of the Capital Accounts of the Limited Partners shall appoint one or more persons to act as liquidators of the Partnership to perform the services described above.

         Any liquidator appointed hereunder may receive such compensation as shall be fixed, from time to time, by the General Partner.

         23.      ACCOUNTING AND REPORTS.

                  (a) The records and books of account of the Partnership shall be reviewed as of the end of each Fiscal Year by the Partnership's accountants selected by the General Partner in its sole discretion.

                  (b) As soon as practicable after the end of each Fiscal Year, the General Partner shall cause to be delivered to each person who was a Partner at any time during that Fiscal Year all information deemed necessary by the General Partner in its sole discretion for the preparation of such Partner's income tax returns, including a Form 1065/Schedule K-1 statement showing such Partner's share of Net Profit or Net Loss, deductions and credits for such year for Federal income tax purposes, and the amount of any distributions made to or for the account of such Partner pursuant to this Agreement.

                  (c) The Partnership's accountants shall prepare and mail to each Partner, within ninety (90) days after the end of each Fiscal Year, an income statement for such Fiscal Year and a balance sheet as of the end of such Fiscal Year.

                  (d) The Partnership shall cause to be prepared and mailed to each Partner a report setting out as of the end of each Fiscal Quarter information determined by the General Partner to be appropriate.

                  (e) The General Partner shall cause tax returns for the Partnership to be prepared and timely filed with the appropriate authorities.

         24.      BOOKS AND RECORDS.

         The General Partner shall keep at the Partnership's principal office:

                  (a) books and records pertaining to the Partnership's business showing all of its assets and liabilities, receipts and disbursements, realized profits and losses, Partners' Capital Accounts and all transactions entered into by the Partnership;

                  (b) a current list of the full name and last known home, business or mailing address of each Partner set out in alphabetical order;

                  (c) a copy of the Certificate and all amendments to it, together with executed copies of any powers of attorney pursuant to which the Certificate and any amendments to it have been executed;

                  (d) copies of the Partnership's Federal, state and local income tax returns and reports, if any, for the three (3) most recent years; and

                  (e) copies of this Agreement as amended from time to time.

         All books and records of the Partnership required to be kept under this
Section 24 shall be available for inspection by a Partner of the Partnership at the offices of the Partnership during ordinary business hours for any purpose reasonably related to the Partner's interest as a Partner in the Partnership.

         25.      INDEMNIFICATION.

                  (a) The Partnership shall indemnify the General Partner and any of its Affiliates (each an "Indemnitee") to the fullest extent permitted by law and will hold Indemnitee harmless from and with respect to (i) all fees, costs and expenses incurred in connection with, or resulting from, any claim, action or demand against any Indemnitee that arises out of or in any way relates to the Partnership, its properties, business or affairs, and (ii) any losses or damages resulting from any such claim, action or demand, including amounts paid in settlement or compromise of the claim, action or demand.

                  (b) No Indemnitee shall be indemnified by the Partnership with respect to any action or failure to act that constitutes bad faith, or that constitutes gross misconduct or gross negligence.

The Partnership may pay the expenses incurred by an Indemnitee in defending a civil or criminal action, suit or proceeding brought by a party against the Indemnitee that arises out of or is in any way related to the Partnership, its properties, business or affairs, upon receipt of an undertaking by the Indemnitee to repay the amount advanced by the Partnership if an adjudication or determination is subsequently made by a court of competent jurisdiction that the Indemnitee is not entitled to indemnification as provided in this Agreement.

                  (c) The right of indemnification provided in this Section 25 shall be in addition to any rights to which an Indemnitee may otherwise be entitled and shall inure to the benefit of the executors, administrators, personal representatives, successors or assigns of each Indemnitee.

                  (d) The rights to indemnification and reimbursement provided for in this Section 25 may be satisfied only out of the assets of the Partnership. No Partner shall be personally liable for any claim for indemnification or reimbursement under this Section 25.

         26.      AMENDMENT OF PARTNERSHIP AGREEMENT.

         This Agreement may be amended, in whole or in part, by the written consent of (a) the General Partner, and (b) Partners the value of whose Capital Account constitute not less than fifty percent (50%) of the total value of all Capital Accounts of the Partnership, provided that no such amendment shall affect the allocation of Net Profit or Net Loss to any Partner who has not consented to such amendment. In addition, any provision of this Agreement, other than Section 9, may be amended by the General Partner in any manner that does not, in the sole discretion of the General Partner, adversely affect any Limited Partner.

         27.      NOTICES.

         Notices that may or are required to be given under this Agreement by any party to another shall be in writing and deposited in the United States mail, certified or registered, postage prepaid, addressed to the respective parties at their addresses on file at the offices of the Partnership or to any other address designated by any Partner by notice addressed to the Partnership. Notices shall be deemed to have been given when deposited in the United States mail within the continental United States.

         28.      AGREEMENT BINDING UPON SUCCESSORS AND ASSIGNS.

         This Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators or other representatives, successors and assigns of the Partners.

         29.      GOVERNING LAW.

         This Agreement, and the rights of the Partners under it, shall be governed by and construed in accordance with the law of the State of New Jersey.

         30.      CONSENTS.

         Any and all consents, agreements or approvals provided for or permitted by this Agreement shall be in writing and signed copies of them shall be filed and kept with the books of the Partnership.

         31.      MISCELLANEOUS.

                  (a) This Agreement constitutes the entire understanding and Agreement of the Partners as to the operation of the Partnership.

                  (b) This agreement may be executed in counterparts, each of which shall be deemed to be an original.

                  (c) Each provision of this Agreement is intended to be severable. A determination that a particular provision of this Agreement is illegal or invalid shall not affect the validity of the remainder of the Agreement.

                  (d) Nothing contained in this Agreement shall be construed to constitute any Partner the agent of another Partner, except as specifically provided in this Agreement, or in any manner to limit the Partners in the carrying on of their own respective business or activities.

                  (e) If there is a conflict between the terms and conditions of this Agreement and any offering memorandum of the Partnership, this Agreement shall be controlling.

                  (f) Notwithstanding any other provision or statement in any document relating to the Partnership (including this Agreement, any subscription agreement, and any offering document for the Partnership), the Partnership and the General Partner, and their respective advisers (each a "Partnership Party"), authorize each Limited Partner and each of its employees, representatives or other agents, from and after the commencement of any discussions with any such party, to disclose to any and all persons without limitation of any kind the U.S. federal income tax treatment and U.S. federal income tax structure of the Partnership and any transaction entered into by the Partnership and all materials of any kind (including tax opinions or other tax analyses) relating to such tax treatment or tax structure that are provided to such Limited Partner, insofar as such treatment and/or structure relates to a U.S. federal income tax strategy provided to such Limited Partner by any Partnership Party, except for any information identifying the General Partner, any other Limited Partners or (except to the extent relevant to such tax structure or tax treatment) any nonpublic commercial or financial information.

IN WITNESS WHEREOF, the Partners have executed this Agreement as of the date first above written.

                                         GENERAL PARTNER

                                         VETERI PLACE CORPORATION

                                             /ss/ Lawrence B. Seidman
                                             -----------------------------------
                                         By: Lawrence B. Seidman, President
LIMITED PARTNERS:

All Limited Partners now and hereafter
admitted as Limited Partners of the
Partnership, pursuant to Powers of Attorney now and hereafter executed in favor of, and delivered to the General Partner.

LAWRENCE B. SEIDMAN
Attorney-in-Fact

/ss/ Lawrence B. Seidman
-----------------------------------
Lawrence B. Seidman